RELEASE

100 Osborn Street North, Winnipeg, MB, Canada R3C 3A5
A member of the Power Financial Corporation group of companies.

Readers are referred to the cautionary note regarding Forward-Looking Information and Non-GAAP Financial Measures at the end of this Release.

TSX:GWO

Great-West Lifeco reports second quarter 2008 results and dividend increase

Winnipeg, July 30, 2008 ... Great-West Lifeco Inc. (Lifeco) has reported net income attributable to common shareholders of $1,213 million for the three months ended June 30, 2008, up 123% compared to net income of $544 million reported a year ago. On a per share basis, this represents $1.356 per common share for the three months ended June 30, 2008, an increase of 122% compared to $0.610 per common share for 2007.

For the six months ended June 30, 2008, net income attributable to common shareholders was $1,867 million compared to $1,058 million reported a year ago. On a per share basis, this represents $2.088 per common share for the six months ended June 30, 2008, an increase of 76% compared to $1.186 per common share for 2007.

The 2008 results include three non-recurring items that totaled $767 million after-tax, or $0.858 per common share, as described in the United States section of this Release. Excluding these items, adjusted net income attributable to common shareholders was $564 million for the three months ended June 30, 2008, up 4% over 2007. On a per share basis, this represents $0.630 per common share for the three months ended June 30, 2008 compared to $0.610 per common share for 2007.

Compared to the second quarter of 2007, the increase in the foreign exchange value of the Canadian dollar opposite the Company’s major operating currencies has negatively impacted net income in the quarter by approximately $0.028 per common share, or $25 million. On a constant currency basis, adjusted net income attributable to common shareholders increased 8% over 2007.

Highlights

·

Quarterly dividends declared were$0.3075 per common share, an increase of 1.5 cents per common share, or 5.1%, payable September 30, 2008. Dividends paid on common shares for the six months ended June 30, 2008 were 15% higher than a year ago.

·	On April 1, Lifeco announced it had completed the sale of its U.S. Healthcare business. On June 26, an affiliated Delaware Limited Partnership issued $500 million of Subordinated Debentures. The proceeds from these two transactions were used to repay in full an outstanding bank bridge facility and, in part, an outstanding bank term loan.

·	Adjusted return on common shareholders’ equity was21.4% for the twelve months ended June 30, 2008.

Consolidated net income for Lifeco is comprised of the net income of The Great-West Life Assurance Company (Great-West Life), Canada Life Financial Corporation (CLFC), London Life Insurance Company (London Life), Great-West Life & Annuity Insurance Company (GWL&A), and Putnam Investments, LLC (Putnam), together with Lifeco's corporate results.

Canada

Net income attributable to common shareholders for the second quarter of 2008 was $275 million compared to $257 million in 2007, an increase of 7%.

For the six months ended June 30, 2008, net income attributable to common shareholders was $524 million compared to $482 million in 2007, an increase of 9%. Individual Insurance & Investment Products earnings at $371 million were up 16% while Group Insurance earnings of $191 million were up 7%. Earnings in the Corporate segment were $20 million lower than 2007 due to the mark-to-market adjustment of two series of Lifeco preferred shares.

Total sales for thesix months ended June 30, 2008 were $4,424 million compared to $5,033 million in 2007, a decrease of 12%. The decrease reflects strong segregated and mutual fund sales in 2007 that were not repeated because of a weak market environment in 2008.

Total assets underadministration at June 30, 2008 were $102.1 billion, compared to $101.0 billion at December 31, 2007.

united states

Net income attributable to common shareholders for the second quarter of 2008 increased to $757 million from $136 million for the second quarter of 2007. For the six months ended June 30, 2008, net income attributable to common shareholders was $994 million compared to $278 million in 2007.

In the six months ended June 30, 2008, three non-recurring items contributed approximately $767 million to earnings. During the second quarter of 2008, the Company realized an after tax gain of $649 million in connection with the sale of its U.S. healthcare business. During the first quarter of 2008, an after tax gain of approximately $176 million was realized in connection with the termination of a long-standing assumption reinsurance agreement under which GWL&A had reinsured a block of U.S. participating policies. This gain was partly mitigated by an increase in policy reserves of approximately $58 million, after tax, to provide for an increase in overhead costs expected to be absorbed as a result of the sale of Great-West Healthcare.

Net income for the quarter includes nil in 2008 and $54 million in 2007 in connection with Lifeco’s U.S. healthcare business, which had been designated as discontinued operations prior to completion of its sale.

Compared to the second quarter of 2007, the increase in the foreign exchange value of the Canadian dollar opposite the United States dollar has negatively impacted net income in the quarter by approximately $0.010 per common share, or $9 million. On a constant currency basis, adjusted net income attributable to common shareholders decreased 13% over 2007.

Total sales for the six months ended June 30, 2008 were $26.5 billion compared to $2.8 billion in 2007. Putnam’s asset management business is included in the 2008 results.

Total assets underadministration at June 30, 2008 were $216.6 billion compared to $231.4 billion at December 31, 2007. Included in assets under administration were $169.8 billion of mutual fund and institutional account assets managed by Putnam.

Europe

Net income attributable to common shareholders for the second quarter of 2008 was $187 million compared to $153 million for the second quarter of 2007, an increase of 22%. For the six months ended June 30, 2008, net income attributable to common shareholders was $362 million compared to $300 million in 2007, an increase of 21%.

Compared to the second quarter of 2007, the increase in the foreign exchange value of the Canadian dollar opposite the Company’s major operating currencies has reduced net income in the quarter by approximately $0.018 per common share, or $16 million. On a constant currency basis, net income attributable to common shareholders increased 32% over 2007.

Total sales for the six months ended June 30, 2008 were $2,269 million compared to $3,425 million in 2007, a decrease of 34%. Sales of savings and pension products have been hampered by the continuing effect of financial market volatility.

Total assets under administration at June 30, 2008 were $74.1 billion, compared to $61.7 billion at December 31, 2007.

CORPORATE

Corporate net income for Lifeco attributable to common shareholders was a charge of $6 million for the second quarter and a charge of $13 million for the six months ended June 30, 2008 compared to a charge of $2 million for the second quarter and a charge of $2 million for the six months ended June 30, 2007.

Quarterly Dividends

At its meeting today, the Board of Directors approved a quarterly dividend of $0.3075 per share on the common shares of the Company payable September 30, 2008 to shareholders of record at the close of business September 2, 2008.

In addition, the Directors approved quarterly dividends on:

•	Series D First Preferred Shares of $0.293750 per share;
•	Series E First Preferred Shares of $0.30 per share;
•	Series F First Preferred Shares of $0.36875 per share;
•	Series G First Preferred Shares of $0.325 per share;
•	Series H First Preferred Shares of $0.30313 per share; and
•	Series I First Preferred Shares of $0.28125 per share;

all payable September 30, 2008 to shareholders of record at the close of business September 2, 2008.

For purposes of the Income Tax Act (Canada), and any similar provincial legislation, the dividends referred to above are eligible dividends.

Great-West Lifeco

Great-West Lifeco Inc. (TSX:GWO) is a financial services holding company with interests in the life insurance, health insurance, retirement savings, investment management and reinsurance businesses. The Company has operations in Canada, the United States, Europe and Asia through The Great-West Life Assurance Company, London Life Insurance Company, The Canada Life Assurance Company, Great-West Life & Annuity Insurance Company and Putnam Investments, LLC. Lifeco and its companies have more than $392 billion in assets under administration and are members of the Power Financial Corporation group of companies.

Cautionary note regarding Forward-Looking Information

This release contains some forward-looking statements about the Company, including its business operations,strategy and expected financial performance and condition. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or negative versions thereof and similar expressions. In addition, any statement that may be made concerning future financial performance (including revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company action is also a forward-looking statement. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to, among other things, risks, uncertainties and assumptions about the Company, economic factors and the financial services industry generally, including the insurance and mutual fund industries. They are not guarantees of future performance, and actual events and results could differ materially from those expressed or implied by forward-looking statements made by the Company due to, but not limited to, important factors such as sales levels, premium income, fee income, expense levels, mortality experience, morbidity experience, policy lapse rates and taxes, as well as general economic, political and market factors in North America and internationally, interest and foreign exchange rates, global equity and capital markets, business competition, technological change, changes in government regulations, unexpected judicial or regulatory proceedings, catastrophic events, and the Company's ability to complete strategic transactions and integrate acquisitions. The reader is cautioned that the foregoing list of important factors is not exhaustive, and there may be other factors listed in other filings with securities regulators, including factors set out under “Risk Management and Control Practices” in the Company’s 2007 Annual Management’s Discussion and Analysis, which, along with other filings, is available for review at www.sedar.com. The reader is also cautioned to consider these and other factors carefully and to not place undue reliance on forward-looking statements. Other than as specifically required by applicable law, the Company has no intention to update any forward-looking statements whether as a result of new information, future events or otherwise.

Cautionary note regarding Non-GAAP Financial Measures

This release containssome non-GAAP financial measures. Terms by which non-GAAP financial measures are identified include but are not limited to “earnings before restructuring charges”, “adjusted net income”, “earnings before adjustments”, “net income on a constant currency basis”, “premiums and deposits”, “sales”, and other similar expressions. Non-GAAP financial measures are used to provide management and investors with additional measures of performance. However, non-GAAP financial measures do not have standard meanings prescribed by GAAP and are not directly comparable to similar measures used by other companies. Please refer to the appropriate reconciliations of these non-GAAP financial measures to measures prescribed by GAAP.

Further information

Selected financial information is attached.

Great-West Lifeco's second quarter conference call will be held Wednesday, July 30 at 3:00 p.m. (Eastern). The call can be accessed through www.greatwestlifeco.com or by phone at:

·	Participants in the Toronto area:416-406-6419

·	Participants from North America:1-888-575-8232

·	Participants from Overseas: Dial international access code first, then800-9559-6849

A replay of the call will be available fromJuly 30 until August 6, 2008, and can be accessed by calling 1-800-408-3053 or 416-695-5800 in Toronto (passcode: 3266277#).

Additional information relating to Lifeco, including the most recent interim unaudited financial statements, interim Management's Discussion and Analysis (MD&A), and CEO/CFO certificates will be filed on SEDAR atwww.sedar.com.

- end -

For more information contact:

Marlene Klassen, APR
Assistant Vice-President, Communication Services

(204) 946-7705

FINANCIAL HIGHLIGHTS (unaudited)

(in $ millions except per share amounts)

	For the three months ended June 30			For the six months ended June 30
	2008	2007	% Change	2008	2007	% Change
Premiums and deposits:
Life insurance, guaranteed annuities
and insured health products	$4,523	$4,010	13%	$21,313	$9,352	128%
Self-funded premium equivalents (ASO contracts)	627	562	12%	1,212	1,130	7%
Segregated funds deposits:
Individual products	1,771	2,352	-25%	3,789	5,053	-25%
Group products	1,444	1,428	1%	2,985	3,144	-5%
Proprietary mutual funds deposits (1)	10,051	203	—	18,895	423	—
Total premiums and deposits	18,416	8,555	115%	48,194	19,102	152%

Fee and other income	806	554	45%	1,603	1,107	45%
Paid or credited to policyholders	3,484	2,550	37%	19,768	7,891	151%

Net income - common shareholders
Continuing operations - adjusted (3)	564	490	15%	1,057	948	11%
Discontinued operations - adjusted (2)	—	54	—	43	110	-61%
Net income - adjusted (3)	564	544	4%	1,100	1,058	4%
Adjustments after tax (3)	649	—	—	767	—	—
Net income	1,213	544	123%	1,867	1,058	76%

Per common share
Basic earnings - adjusted (3)	$0.630	$0.610	3%	$1.230	$1.186	4%
Adjustments after tax (3)	0.726	—	—	0.858	—	—
Basic earnings	1.356	0.610	122%	2.088	1.186	76%
Dividends paid	0.2925	0.255	15%	0.585	0.510	15%
Book value				12.68	11.02	15%

Return on common shareholders’ equity (12 months):
Net income - adjusted (3)				21.4%	21.5%
Net income				27.1%	21.5%

At June 30
Total assets				$131,289	$117,056	12%
Segregated funds net assets				89,144	92,224	-3%
Proprietary mutual funds net assets				172,348	2,252	—
Total assets under administration				$392,781	$211,532	86%

Share capital and surplus				$12,438	$10,934	14%

    (1)  Includes Putnam Investments, LLC mutual funds deposits.

(2)  Represents the operating results of Great-West Life & Annuity Insurance Company’s (GWL&A), an indirect wholly-owned subsidiary of Lifeco, health care business, which was sold effective April 1, 2008. Does not include the gain on sale of the health care business (see 3 (c) below).

(3)  During the six months ended June 30, 2008, net income attributable to common shareholders was increased by $767 after tax or $0.858 per common share ($649 after tax or $0.726 per common share for the three months ended June 30, 2008) as a result of the following items in the Company’s United States segment:

(a) A gain realized in connection with the termination of a long standing assumption reinsurance agreement ($176 after tax or $0.197 per common share for the six months ended June 30, 2008 and nil for the three months ended June 30, 2008) as described in Note 8 to the interim consolidated financial statements;

(b) Reserve strengthening in GWL&A’s continuing operations (($58) after tax or ($0.065) per common share for the six months ended June 30, 2008 and nil for the three months ended June 30, 2008) as described in Note 2 to the interim consolidated financial statements;

(c) A gain realized in connection with the sale of GWL&A’s health care business ($649 after tax or $0.726 per common share for the six months ended June 30, 2008 and $649 after tax or $0.726 per common share for the three months ended June 30, 2008) as described in Note 2 to the interim consolidated financial statements.

Net income, basic earnings per common share and return on common shareholders’ equity are presented on an adjusted basis, as a non-GAAP financial measure of earnings performance. Return on common shareholders’ equity for 2008 is restated also excluding third quarter 2007 non-recurring items.

SUMMARY OF CONSOLIDATED OPERATIONS (unaudited)

(in $ millions except per share amounts)

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007
Income
Premium income (note 15)	$4,523	$4,010	$21,313	$9,352
Net investment income (note 4)
Regular net investment income	1,648	1,465	3,000	2,859
Changes in fair value on held for trading assets	(1,595)	(1,927)	(2,535)	(2,344)
Total net investment income	53	(462)	465	515
Fee and other income	806	554	1,603	1,107

	5,382	4,102	23,381	10,974

Benefits and expenses
Policyholder benefits	4,434	3,540	8,123	8,740
Policyholder dividends and experience refunds	331	305	678	470
Change in actuarial liabilities (note 15)	(1,281)	(1,295)	10,967	(1,319)
Total paid or credited to policyholders	3,484	2,550	19,768	7,891

Commissions	330	336	652	676
Operating expenses	646	428	1,294	885
Premium taxes	42	51	94	108
Financing charges (note 6)	77	53	183	104
Amortization of finite life intangible assets	10	6	20	14

Net income from continuing operations before income taxes	793	678	1,370	1,296

Income taxes - current	220	182	340	306
- future	(32)	(51)	(43)	(62)

Net income from continuing operations before
non-controlling interests	605	547	1,073	1,052

Non-controlling interests (note 8)	27	43	(130)	76

Net income from continuing operations	578	504	1,203	976

Net income from discontinued operations (note 2)	649	54	692	110

Net income	1,227	558	1,895	1,086

Perpetual preferred share dividends	14	14	28	28

Net income - common shareholders	$1,213	$544	$1,867	$1,058

Earnings per common share (note 13)

Basic	$1.356	$0.610	$2.088	$1.186

Diluted	$1.350	$0.606	$2.078	$1.177

CONSOLIDATED BALANCE SHEETS (unaudited)

(in $ millions)

	June 30,	December 31,	June 30,
	2008	2007	2007

Assets

Bonds (note 4)	$64,611	$65,069	$69,246
Mortgage loans (note 4)	16,903	15,869	15,172
Stocks (note 4)	6,860	6,543	5,866
Real estate (note 4)	2,914	2,547	2,207
Loans to policyholders	6,618	6,317	6,496
Cash and cash equivalents	3,267	3,650	4,109
Funds held by ceding insurers	13,676	1,512	1,720
Assets of operation held for sale (note 2)	—	697	747
Goodwill	6,315	6,295	5,383
Intangible assets	3,985	3,917	1,530
Other assets	6,140	5,972	4,580

Total assets	$131,289	$118,388	$117,056

Liabilities

Policy liabilities
Actuarial liabilities	$100,462	$87,681	$87,690
Provision for claims	1,325	1,315	1,154
Provision for policyholder dividends	616	600	562
Provision for experience rating refunds	228	310	185
Policyholder funds	2,294	2,160	2,148

	104,925	92,066	91,739

Debentures and other debt instruments (note 7)	3,774	5,241	3,014
Funds held under reinsurance contracts	162	164	1,944
Other liabilities	5,505	5,211	3,891
Liabilities of operations held for sale (note 2)	—	428	567
Repurchase agreements	577	344	957
Deferred net realized gains	175	179	176

	115,118	103,633	102,288

Preferred shares (note 9)	794	786	813
Capital trust securities and debentures	640	639	638
Non-controlling interests
Participating account surplus in subsidiaries	1,961	2,103	2,021
Preferred shares issued by subsidiaries	157	157	209
Perpetual preferred shares issued by subsidiaries	151	152	153
Non-controlling interests in capital stock and surplus	30	10	—

Share capital and surplus

Share capital (note 9)
Perpetual preferred shares	1,099	1,099	1,099
Common shares	4,718	4,709	4,688
Accumulated surplus	7,948	6,599	6,093
Accumulated other comprehensive income	(1,367)	(1,533)	(977)
Contributed surplus	40	34	31

	12,438	10,908	10,934

Liabilities, share capital and surplus	$131,289	$118,388	$117,056

CONSOLIDATED STATEMENTS OF SURPLUS (unaudited)

(in $ millions)

	For the six months ended June 30
	2008	2007

Accumulated surplus
Balance, beginning of year	$6,599	$5,858
Change in accounting policy	—	(368)
Net income	1,895	1,086
Repatriation of Canada Life seed capital from participating policyholder account (note 8)	5	—
Dividends to shareholders
Perpetual preferred shareholders	(28)	(28)
Common shareholders	(523)	(455)

Balance, end of period	$7,948	$6,093

Accumulated other comprehensive income, net of income taxes (note 14)
Balance, beginning of year	$(1,533)	$(547)
Change in accounting policy	—	257
Other comprehensive income	166	(687)

Balance, end of period	$(1,367)	$(977)

Contributed surplus
Balance, beginning of year	$34	$28
Stock option expense
Current year expense (note 11)	6	3

Balance, end of period	$40	$31

SUMMARY OF CONSOLIDATED COMPREHENSIVE INCOME (unaudited)

(in $ millions)

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007
Net income	$1,227	$558	$1,895	$1,086

Other comprehensive income (loss), net of income taxes
Unrealized foreign exchange gains (losses) on translation of foreign
operations	(94)	(513)	362	(588)
Unrealized gains (losses) on available for sale assets	(108)	(83)	(157)	(98)
Reclassification of realized (gains) losses on available for sale assets	(18)	(2)	(28)	(23)
Unrealized gains (losses) on cash flow hedges	36	(38)	(10)	(38)
Non-controlling interests	7	60	(1)	60

	(177)	(576)	166	(687)

Comprehensive income	$1,050	$(18)	$2,061	$399

Income tax (expense) benefit included in other comprehensive income

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007

Unrealized foreign exchange gains (losses) on translation of foreign operations	$—	$—	$—	$—
Unrealized gains (losses) on available for sale assets	34	22	56	26
Reclassification of realized (gains) losses on available for sale assets	6	5	9	12
Unrealized gains (losses) on cash flow hedges	(19)	21	6	21
Non-controlling interests	(2)	(4)	—	(4)

	$19	$44	$71	$55

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in $ millions)

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007

Operations
Net income	$1,227	$558	$1,895	$1,086
Adjustments:
Change in policy liabilities	(1,218)	(1,496)	(1,468)	(1,548)
Change in funds held by ceding insurers	519	153	501	441
Change in funds held under reinsurance contracts	(5)	24	(6)	50
Change in current income taxes payable	460	14	289	(30)
Future income tax expense	(32)	(51)	(43)	(62)
Gain on disposal of business, after tax (note 2)	(649)	—	(649)	—
Changes in fair value of financial instruments	1,592	1,918	2,543	2,333
Other	(970)	154	(1,355)	(818)

Cash flows from operations	924	1,274	1,707	1,452

Financing Activities
Issue of common shares	4	1	9	12
Partial repayment of five year term facility in subsidiary	(198)	—	(198)	—
Issue of subordinated debentures in subsidiary	500	1,000	500	1,000
Issue of short term commercial paper	—	124	—	124
Repayments of credit facility	(1,651)	—	(1,886)	—
Increase in (repayment of) line of credit in subsidiary	(10)	—	70	—
Increase in (repayment of) debentures and other debt instruments	5	(18)	3	(27)
Dividends paid	(276)	(242)	(551)	(483)

	(1,626)	865	(2,053)	626

Investment Activities
Bond sales and maturities	4,164	5,287	8,808	11,819
Mortgage loan repayments	541	502	917	971
Stock sales	609	424	998	777
Real estate sales	98	15	198	34
Change in loans to policyholders	(137)	(126)	(174)	(160)
Change in repurchase agreements	(94)	160	275	(267)
Disposal of business (note 2)	1,344	—	1,344	—
Investment in bonds	(3,628)	(5,362)	(8,970)	(11,305)
Investment in mortgage loans	(1,125)	(690)	(1,837)	(1,284)
Investment in stocks	(915)	(664)	(1,363)	(1,236)
Investment in real estate	(300)	(83)	(400)	(196)

	557	(537)	(204)	(847)

Effect of changes in exchange rates on cash and cash equivalents	(27)	(166)	141	(182)

Increase (decrease) in cash and cash equivalents	(172)	1,436	(409)	1,049

Cash and cash equivalents from continuing and discontinued operations, beginning of period	3,439	2,696	3,676	3,083

Cash and cash equivalents from discontinued operations, end of period	—	(23)	—	(23)

Cash and cash equivalents, end of period	$3,267	$4,109	$3,267	$4,109

Notes to Consolidated Financial Statements (unaudited)

(in $ millions except per share amounts)

1.     Basis of Presentation and Summary of Accounting Policies

The interim unaudited consolidated financial statements of Great-West Lifeco Inc. (Lifeco or the Company) at June 30, 2008 have been prepared in accordance with Canadian generally accepted accounting principles, using the same accounting policies and methods of computation followed in the consolidated financial statements for the year ended December 31, 2007 except as noted below. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Company’s annual report dated December 31, 2007.

(a)     Changes in Accounting Policy

Capital Disclosures

Effective January 1, 2008, the Company adopted the Canadian Institute of Chartered Accountants (CICA) Handbook Section 1535, Capital Disclosures. The section establishes standards for disclosing information that enables users of financial statements to evaluate the entity’s objectives, policies and processes for managing capital. The new requirements are for disclosure only and did not impact the financial results of the Company.

Financial Instrument Disclosure and Presentation

Effective January 1, 2008, the Company adopted the CICA Handbook Section 3862, Financial Instruments – Disclosures, and Section 3863, Financial Instruments – Presentation. These sections replace existing Section 3861, Financial Instruments – Disclosure and Presentation. Presentation standards are carried forward unchanged. Disclosure standards are enhanced and expanded to complement the changes in accounting policy adopted in accordance with Section 3855, Financial Instruments – Recognition and Measurement during 2007.

(b) Comparative Figures

Certain of the 2007 amounts presented for comparative purposes have been reclassified to conform with the presentation adopted in the current year.

2.     Disposals

On April 1, 2008, Lifeco announced that Great-West Life & Annuity Insurance Company (GWL&A) has completed the sale of its health care business, Great-West Healthcare. As part of the transaction GWL&A has received U.S. $1.5 billion in gross proceeds, and approximately U.S. $750 million representing the amount of equity invested in the health care business was made available for other purposes. The sale proceeds and the equity invested were applied to outstanding short term credit facilities and a term loan (refer to note 7).

As a result of the sale a net gain of $1,025 ($649 after tax) was recorded in net income from discontinued operations on the Summary of Consolidated Operations. The gain is net of a charge of $329 ($208 after tax) as a result of costs associated with the sale. In accordance with CICA Handbook Section 3475, Disposal of Long-lived Assets and Discontinued Operations the operating results and assets and liabilities of the health care business have been presented as discontinued operations in the financial statements of the Company.

After tax net income of the health care business presented as discontinued operations on the Summary of Consolidated Operations is comprised of the following:

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007

Income
Premium income	$(40)	$256	$184	$527
Net investment income	—	18	11	43
Fee and other income	—	195	164	406

	(40)	469	359	976

Gain on sale	1,025	—	1,025	—

	985	469	1,384	976

Benefits and expenses
Paid or credited to policyholders and beneficiaries
including policyholder dividends and experience refunds	(40)	214	151	457
Other	—	178	145	361

Net income from discontinued operations before income taxes	1025	77	1088	158

Income taxes	376	23	396	48

Net income from discontinued operations	$649	$54	$692	$110

As a result of the sale of its health care business, GWL&A recognized a charge of $58 after-tax relating to the strengthening of reserves in its continuing operations.

On the Consolidated Balance Sheets assets and liabilities of operations held for sale are comprised of the following:

	December 31,	June 30,
	2007	2007

Assets

Bonds	$241	210
Cash and cash equivalents	26	23
Goodwill	47	56
Intangible assets	11	11
Other assets	372	447

Assets of operations held for sale	$697	747

Liabilities

Policy liabilities	$248	302
Other liabilities	180	247
Repurchase agreements	—	18

Liabilities of operations held for sale	$428	567

As of April 1, 2008 all of the assets and liabilities of operations held for sale have been sold.

3.      Restructuring Costs

Following the acquisition of Putnam Investments, LLC (Putnam) on August 3, 2007, the Company developed a plan to restructure and exit certain operations of Putnam. The Company expects the restructuring to be substantially complete by the end of 2009. Costs of $184 (U.S. $175) are expected to be incurred as a result by the U.S. operating segment and consist primarily of restructuring and exit activities involving operations and systems, compensation and facilities costs. Accrued restructuring costs are included in other liabilities in the Consolidated Balance Sheets and restructuring charges are included in the Summary of Consolidated Operations. The costs include approximately $154 (U.S $146) that was recognized as part of the purchase equation of Putnam and costs of approximately $30 (U.S. $29) will be charged to income as incurred.

The following details the amount and status of restructuring program costs:

	Expected Total costs	Amounts utilized--2007	Amounts utilized--2008	Changes in foreign exchange rates	Balance June 30, 2008
Compensation costs	$133	$(27)	$(32)	$(6)	$68
Exiting and consolidating operations	22	(6)	—	—	16
Eliminating duplicate systems	29	(1)	—	—	28
	$184	$(34)	$(32)	$(6)	$112

Accrued on acquisition	$154	$(34)	$(32)	$(6)	$82
Expense as incurred	30	—	—	—	30
	$184	$(34)	$(32)	$(6)	$112

4.     Portfolio Investments

(a)	Carrying values of portfolio investments are as follows:

	June 30, 2008
	Carrying Value & Market Value			Amortized Cost				Total

				Carrying	Market	Carrying	Market
				Value	Value	Value	Value
	Available	Held for trading1		Loans and	Loans and	Non-financial	Non-financial	Carrying
	for sale	Designated	Classified	receivables	receivables	instruments	instruments	value
Bonds
- government	$1,746	$16,252	$376	$1,696	$1,748	$—	$—	$20,070
- corporate	2,367	34,019	1,158	6,997	6,976	—	—	44,541
	4,113	50,271	1,534	8,693	8,724	—	—	64,611

Mortgage loans
- residential	—	—	—	6,989	7,030	—	—	6,989
- non-residential	—	—	—	9,914	9,686	—	—	9,914
	—	—	—	16,903	16,716	—	—	16,903

Stocks	1,395	5,139	—	—	—	326	389	6,860

Real estate	—	—	—	—	—	2,914	3,117	2,914

	$5,508	$55,410	$1,534	$25,596	$25,440	$3,240	$3,506	$91,288

	December 31, 2007
	Carrying Value & Market Value			Amortized Cost				Total

				Carrying	Market	Carrying	Market
				Value	Value	Value	Value
	Available	Held for trading[1]		Loans and	Loans and	Non- financial	Non- financial	Carrying
	for sale	Designated	Classified	receivables	receivables	instruments	instruments	value
Bonds
- government	$1,541	$16,554	$635	$1,775	$1,877	$—	$—	$20,505
- corporate	2,504	34,030	1,005	7,025	7,130	—	—	44,564
	4,045	50,584	1,640	8,800	9,007	—	—	65,069

Mortgage loans
- residential	—	—	—	7,121	7,127	—	—	7,121
- non-residential	—	—	—	8,748	8,879	—	—	8,748
	—	—	—	15,869	16,006	—	—	15,869

Stocks	1,432	4,791	—	—	—	320	461	6,543

Real estate	—	—	—	—	—	2,547	2,844	2,547

	$5,477	$55,375	$1,640	$24,669	$25,013	$2,867	$3,305	$90,028

	June 30, 2007
	Carrying Value & Market Value			Amortized Cost				Total

				Carrying	Market	Carrying	Market
				Value	Value	Value	Value
	Available	Held for Trading[1]		Loans and	Loans and	Non-financial	Non-financial	Carrying
	for sale	Designated	Classified	receivables	receivables	instruments	instruments	value
Bonds
- government	$1,751	$18,769	$908	$1,977	$2,134	$—	$—	$23,405
- corporate	3,196	34,638	684	7,323	7,227	—	—	45,841
	4,947	53,407	1,592	9,300	9,361	—	—	69,246

Mortgage loans
- residential	—	—	—	7,230	7,385	—	—	7,230
- non-residential	—	—	—	7,942	7,735	—	—	7,942
	—	—	—	15,172	15,120	—	—	15,172

Stocks	844	4,709	—	—	—	313	476	5,866

Real estate	—	—	—	—	—	2,207	2,710	2,207

	$5,791	$58,116	$1,592	$24,472	$24,481	$2,520	$3,186	$92,491

1  Investments can be held for trading in two ways: designated as held for trading at the option of management; or, classified as held for trading if they are actively traded for the purpose of earning investment income.

(b)      Included in portfolio investments are the following:

(i)     Non-performing loans:

	June 30, 2008	December 31, 2007	June 30, 2007
Bonds	$47	$33	$66
Mortgage Loans	7	9	12
	$54	$42	$78

Non-performing loans include non-accrual loans and foreclosed real estate held for sale. Bond and mortgage investments are reviewed on a loan by loan basis to determine non-performing status. Loans are classified as non-accrual when they are deemed to have an other than temporary impairment as a result of:

(1)     payments are 90 days or more in arrears, except in those cases where, in the opinion of management, there is justification to continue to accrue interest; or

(2)     the Company no longer has reasonable assurance of timely collection of the full amount of the principal and interest due; or

(3)     modified/restructured loans are not performing in accordance with the contract.

Where appropriate, provisions are established or write-offs made to adjust the carrying value to the net realizable amount. Wherever possible the fair value of collateral underlying the loans or observable market price is used to establish net realizable value. For non-performing available for sale loans, recorded at fair value, the accumulated loss recorded in accumulated other comprehensive income is reclassified to net investment income. Once an impairment loss on an available for sale asset is recorded to income it is not reversed.

(ii)	Changes in the allowance for credit losses are as follows:

	For the six months ended June 30, 2008			For the six months ended June 30, 2007
	Bonds	Mortgage Loans	Total	Bonds	Mortgage Loans	Total
Balance, beginning of year	$34	$19	$53	$44	$30	$74
Net provision (recoveries)
for credit losses - in year	—	(2)	(2)	(1)	(4)	(5)
Write-offs, net of recoveries	(6)	2	(4)	—	(2)	(2)
Other (including foreign
exchange rate changes)	1	—	1	(4)	(3)	(7)
Balance, end of period	$29	$19	$48	$39	$21	$60

(c)      Net investment income is comprised of the following:

For the three months ended June 30, 2008	Bonds	Mortgage loans	Stocks	Real estate	Other	Total

Regular net investment income:
Investment income earned	$1,097	$236	$73	$42	$159	$1,607
Net realized gains (losses)
(available for sale)	32	—	(1)	—	—	31
Net realized gains (losses)
(other classifications)	9	5	1	—	—	15
Amortization of net realized/unrealized
gains (non-financial instruments)	—	—	—	9	—	9
Net recovery of credit losses	2	—	—	—	—	2
Other income and expenses	—	—	—	—	(16)	(16)
	1,140	241	73	51	143	1,648

Changes in fair value on held for trading assets:
Net realized/ unrealized gains (losses)
(classified held for trading)	(20)	—	—	—	—	(20)
Net realized/ unrealized gains (losses)
(designated held for trading)	(1,882)	—	169	—	138	(1,575)
	(1,902)	—	169	—	138	(1,595)

Net investment income	$(762)	$241	$242	$51	$281	$53

For the three months ended June 30, 2007	Bonds	Mortgage loans	Stocks	Real estate	Other	Total

Regular net investment income:	$948	$223	$45	$26	$191	$1,433
Investment income earned
Net realized gains (losses)	7	—	—	—	—	7
(available for sale)
Net realized gains (losses)	11	9	—	—	—	20
(other classifications)	1	4	—	—	—	5
Recovery of credit losses	—	—	—	18	—	18
Amortization of deferred net realized gains	—	—	—	—	(18)	(18)
Other income and expenses	967	236	45	44	173	1,465

Changes in fair value on held for trading assets:
Net realized/ unrealized gains (losses)	(18)	—	—	—	—	(18)
(classified held for trading)
Net realized/ unrealized gains (losses)	(1,962)	—	133	—	(80)	(1,909)
(designated held for trading)	(1,980)	—	133	—	(80)	(1,927)

Net investment income	$(1,013)	$236	$178	$44	$93	$(462)

For the six months ended June 30, 2008	Bonds	Mortgage loans	Stocks	Real estate	Other	Total

Regular net investment income:
Investment income earned	$1,987	$464	$118	$77	$287	$ 2,933
Net realized gains (losses)
(available for sale)	45	—	(1)	—	—	44
Net realized gains (losses)
(other classifications)	15	11	6	—	—	32
Amortization of net realized/unrealized
gains (non-financial instruments)	—	—	—	20	—	20
Net recovery of credit losses	2	—	—	—	—	2
Other income and expenses	—	—	—	—	(31)	(31)
	2,049	475	123	97	256	3,000

Changes in fair value on held for trading assets:
Net realized/ unrealized gains (losses)
(classified held for trading)	1	—	—	—	—	1
Net realized/ unrealized gains (losses)
(designated held for trading)	(2,565)	—	(73)	—	102	(2,536)
	(2,564)	—	(73)	—	102	(2,535)

Net investment income	$(515)	$475	$50	$97	$358	$ 465

For the six months ended June 30, 2007	Bonds	Mortgage loans	Stocks	Real estate	Other	Total

Regular net investment income:
Investment income earned	$1,879	$447	$88	$61	$315	$2,790
Net realized gains (losses)
(available for sale)	32	—	3	—	—	35
Net realized gains (losses)
(other classifications)	13	15	—	—	—	28
Recovery of credit losses	1	4	—	—	—	5
Amortization of deferred net realized gains	—	—	—	37	—	37
Other income and expenses	—	—	—	—	(36)	(36)
	1,925	466	91	98	279	2,859

Changes in fair value on held for trading assets:
Net realized/ unrealized gains (losses)
(classified held for trading)	(21)	—	—	—	—	(21)
Net realized/ unrealized gains (losses)
(designated held for trading)	(2,443)	—	212	—	(92)	(2,323)
	(2,464)	—	212	—	(92)	(2,344)

Net investment income	$(539)	$466	$303	$98	$187	$515

Investment income earned is comprised of income from investments that are classified or designated as held for trading, classified as available for sale and classified as loans and receivables.

5.     Financial Instrument Risk Management

The Company has policies relating to the identification, measurement, monitoring, mitigating, and controlling of risks associated with financial instruments. The key risks related to financial instruments are credit risk, liquidity risk and market risk (currency, interest rate and equity). The following sections describe how the Company manages each of these risks.

(a)     Credit Risk

Credit risk is the risk of financial loss resulting from the failure of debtors making payments when due. The following policies and procedures are in place to manage this risk:

•     Investment guidelines are in place that require only the purchase of investment-grade assets and minimize undue concentration of assets in any single geographic area, industry and company.

•     Investment guidelines specify minimum and maximum limits for each asset class. Credit ratings are determined by recognized external credit rating agencies and/or internal credit review.

•     Investment guidelines also specify collateral requirements.

•     Portfolios are monitored continuously, and reviewed regularly with the Boards of Directors or the Investment Committees of the Boards of Directors.

•     Credit risk associated with derivative instruments is evaluated quarterly on a current exposure method, using practices that are at least as conservative as those recommended by regulators.

•     The Company is exposed to credit risk relating to premiums due from policyholders during the grace period specified by the insurance policy or until the policy is paid up or terminated. Commissions paid to agents and brokers are netted against amounts receivable, if any.

•     Reinsurance is placed with counterparties that have a good credit rating and concentration of credit risk is managed by following policy guidelines set each year by the Board of Directors. Management continuously monitors and performs an assessment of creditworthiness of reinsurers.

(i)     Maximum Exposure to Credit Risk

The following table summarizes the Company’s maximum exposure to credit risk related to financial instruments. The maximum credit exposure is the carrying value of the asset net of any allowances for losses.

		June 30,
		2008

Cash and cash equivalents		$3,267
Bonds
Held for trading		51,805
Available for sale		4,113
Amortized cost		8,693
Mortgage loans		16,903
Loans to policyholders		6,618
Other financial assets		16,941
Derivative assets		871

Total balance sheet maximum credit exposure	$	$ 109,211

Credit risk is also mitigated by entering into collateral agreements. The amount and type of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and the valuation parameters. Management monitors the value of the collateral, requests additional collateral when needed and performs an impairment valuation when applicable.

(ii)     Concentration of Credit Risk

Concentrations of credit risk arise from exposures to a single debtor, a group of related debtors or groups of debtors that have similar credit risk characteristics in that they operate in the same geographic region or in similar industries. The characteristics are similar in that changes in economic or political environments may impact their ability to meet obligations as they come due.

The following table provides details of the carrying value of bonds by industry sector and geographic distribution:

June 30,
2008

Bonds issued or guaranteed by:
Canadian federal government	$ 1,503
Canadian provincial and municipal governments	4,567
U.S. Treasury and other U.S. agencies	2,778
Other foreign governments	6,387
Government related	2,473
Sovereign	2,001
Asset-backed securities	7,906
Residential mortgage backed securities	3,180
Banks	5,779
Other financial institutions	5,337
Basic Materials	172
Industrial products/services & technology	1,438
Utilities & communication	7,853
Consumer products	3,985
Natural resources	2,181
Real estate	1,694
Transportation & media	2,417
Miscellaneous	1,183
Total corporate	62,834
Short term bonds	1,777

$ 64,611

Canada	$ 24,410
United States	15,927
Europe/Reinsurance	24,274

$ 64,611

The following table provides details of the carrying value of mortgage loans by geographic location:

	June, 2008
	Single family residential	Multi - family residential	Commercial	Total
Canada	$1,823	$4,634	$5,880	$12,337
United States	—	502	1,211	1,713
Europe/Reinsurance	—	30	2,823	2,853

Total mortgages	$1,823	$5,166	$9,914	$16,903

(iii)     Asset Quality

Bond Portfolio Quality

Bonds and Portfolio Investments
June 30,
2008

AAA	$ 24,888
AA	12,024
A	17,676
BBB	7,749
BB and lower	497
62,834
Short term bonds	1,777
Total bonds	$ 64,611

Derivative Portfolio Quality
June 30,
2008

Over-the-counter contracts (counterparty ratings):
AA	$ 564
A	307

Total	$ 871

Derivative instruments are either exchange traded or over-the-counter contracts negotiated between counterparties. At June 30, 2008, the Company held assets of $7 pledged as collateral for derivative contracts. The assets pledged consist of cash, cash equivalents and short-term securities.

(b)     Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet all cash outflow obligations as they come due. The following policies and procedures are in place to manage this risk:

•  The Company closely manages operating liquidity through cash flow matching of assets and liabilities.

•  Management monitors the use of line of credit on a regular basis, and assesses the ongoing availability of these and alternative forms of operating credit.

•  Management closely monitors the solvency and capital positions of its principal subsidiaries opposite liquidity requirements at the holding company. Additional liquidity is available through established lines of credit and the Company’s demonstrated ability to access capital markets for funds. The Company maintains a $200 million committed line of credit with a Canadian chartered bank.

In the normal course of business the Company enters into contracts that give rise to commitments of future minimum payments that impact short-term and long-term liquidity. The following table summarizes the principal repayment schedule of certain of the Company’s financial liabilities.

	Payments due by period
	Total	1 year	2 years	3 years	4 years	5 years	Over 5 years
Debentures and other debt instruments	$3,772	$174	$1	$1	$1	$511	$3,084
Preferred share liabilities	756	—	—	—	—	557	199
Capital trust debentures (1)	800	—	—	—	—	—	800
	$5,328	$174	$1	$1	$1	$1,068	$4,083

(1) Payments due have not been reduced to reflect the Company held capital trust securities of $175 principal amount ($187 carrying value).

(c)     Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in market factors. Market factors include three types of risks: currency risk, interest rate risk and equity risk.

(i) Currency Risk

Currency risk relates to the Company operating in different currencies and converting non-Canadian earnings at different points in time at different foreign exchange levels when adverse changes in foreign currency exchange rates occur. The following policies and procedures are in place to mitigate the Company’s exposure to currency risk.

•     The Company uses financial measures such as constant currency calculations to monitor the effect of currency translation fluctuations.

•     Investments are normally made in the same currency as the liabilities supported by those investments.

•     Foreign currency assets acquired to back liabilities are normally converted back to the currency of the liability using foreign exchange contracts.

•     A 10% increase in foreign currency rates would be expected to have minimal impact on non-participating actuarial liabilities. A 10% decrease in foreign currency rates would be expected to have minimal impact on non-participating actuarial liabilities.

(ii) Interest Rate Risk

Interest rate risk exists if asset and liability cash flows are not closely matched and interest rates change causing a difference in value between the asset and liability. The following policies and procedures are in place to mitigate the Company’s exposure to interest rate risk.

•     The Company utilizes a formal process for managing the matching of assets and liabilities. This involves grouping general fund assets and liabilities into segments. Assets in each segment are managed in relation to the liabilities in the segment.

•     Interest rate risk is managed by investing in assets that are suitable for the products sold.

•     For products with fixed and highly predictable benefit payments, investments are made in fixed income assets that closely match the liability product cash flows. Protection against interest rate change is achieved as any change in the fair market value of the assets will be offset by a similar change in the fair market value of the liabilities.

•     For products with less predictable timing of benefit payments, investments are made in fixed income assets with cash flows of a shorter duration than the anticipated timing of benefit payments, or equities as described below.

•     The risk associated with the mismatch in portfolio duration and cash flow, asset prepayment exposure and the pace of asset acquisition are quantified and reviewed regularly.

Projected cash flows from the current assets and liabilities are used in the Canadian Asset Liability Method (CALM) to determine actuarial liabilities. Cash flows from assets are reduced to provide for potential asset default losses. Testing under several interest rate scenarios (including increasing and decreasing rates) is done to assess reinvestment risk.

One way of measuring the interest rate risk associated with this assumption is to determine the effect on the present value of the projected net asset and liability cash flows of the non-participating business of the Company of an immediate 1% increase or an immediate 1% decrease in the level of interest rates. These interest rate changes will impact the projected cash flows.

•     The effect of an immediate and permanent 1% increase in interest rates at each future duration would be to decrease the present value of these net projected cash flows by approximately $69.

•     The effect of an immediate and permanent 1% decrease in interest rates at each future duration would be to decrease the present value of these net projected cash flows by approximately $88.

(iii) Equity Risk

Equity risk is the uncertainty associated with the valuation of assets arising from changes in equity markets. To mitigate price risk, the Company has investment policy guidelines in place that provide for prudent investment in equity markets within clearly defined limits.
Some policy liabilities are supported by equities, for example segregated fund products and products with long-tail liabilities. Generally these liabilities will fluctuate in line with equity market values. There will be additional impacts on these liabilities as equity market values fluctuate. A 10% increase in equity markets would be expected to additionally decrease non-participating actuarial liabilities by approximately $58. A 10% decrease in equity markets would be expected to additionally increase non-participating actuarial liabilities by approximately $59.

6.     Financing Charges

              Financing charges consist of the following:

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007
Interest on long-term debentures and other debt instruments	$51	$32	$126	$62
Preferred share dividends	9	9	18	18
Unrealized gains on preferred shares classified as
held for trading	(3)	(12)	8	(14)
Subordinated debenture issue costs	5	13	5	13
Other	5	1	7	6
Interest on capital trust debentures	12	12	24	24
Distributions on capital trust securities held by consolidated
group as temporary investments	(2)	(2)	(5)	(5)
Total	$77	$53	$183	$104

7.     Debentures and Other Debt Instruments

On June 26, 2008, the Company issued $500 of 7.127% Subordinated Debentures through its wholly-owned subsidiary Great-West Lifeco Finance (Delaware) LP II. The subordinated debentures are due June 26, 2068 and bear an interest rate of 7.127% until June 26, 2018. After June 26, 2018, the subordinated debentures will bear an interest rate of the Canadian 90-day bankers’ acceptance rate plus 3.78%. Subject to a Replacement Capital Covenant, the subordinated debentures may be redeemed by the Company at the principal amount plus any unpaid and accrued interest after June 26, 2018.

On March 19, 2008, the Company repaid $235 on its one year credit facility with a Canadian chartered bank. On April 18, 2008 the Company repaid $730 Canadian and U.S. $345 on this facility and on June 26, 2008, the Company repaid the remaining $268 Canadian and U.S. $302 on this facility. The balance outstanding on this credit facility at December 31, 2007 was $1,873 ($1,233 Canadian and U.S. $647), and at June 30, 2008 the credit facility had been fully repaid.
During the second quarter of 2008, Putnam Acquisition Financing LLC also repaid U.S. $196 of the U.S. $500 five year term facility.

On January 24, 2008, a subsidiary of Putnam LLC executed a demand promissory note in the amount of U.S. $150 with a Canadian Chartered Bank. On January 24, 2008, Putnam LLC drew U.S. $150 on the note. On March 26, 2008, a subsidiary of Putnam LLC executed a U.S. $200 revolving credit facility with a Canadian Chartered Bank and used proceeds from the facility to repay the U.S. $150 demand promissory note. There was U.S. $70 outstanding under the facility at June 30, 2008.

8.     Non-Controlling Interests

On demutualization, $50 of seed capital was transferred from the shareholder account to the participating policyholder account of The Canada Life Assurance Company (Canada Life). In accordance with the Conversion Proposal of Canada Life, the seed capital amount, together with a reasonable rate of return, may be transferred back to the shareholder account if the seed capital is no longer required to support the new participating policies.

During the second quarter of 2008, $5 of seed capital related to the Canadian open block of the participating policyholder account, together with accrued interest of $3 after tax, was transferred from the participating policyholder account to the shareholder account. The repatriation (exclusive of interest) resulted in an increase in shareholder surplus of $5 and a decrease in participating policyholder surplus of $5. $28 of seed capital has been repaid to date.

During the first quarter of 2008, non-controlling interests decreased by approximately $176 in connection with the termination of a long-standing assumption reinsurance agreement under which GWL&A had reinsured a block of U.S. participating policies.

9.     Share Capital

(a)     Preferred Shares

The Company has designated outstanding Preferred Shares Series D and Series E as held for trading on the Consolidated Balance Sheets with changes in fair value reported in the Summary of Consolidated Operations. During the six months ended June 30, 2008 the Company recognized unrealized gains (losses) of $1 for Series D and $(9) for Series E (for the six months ended June 30, 2007, $9 for Series D and $5 for Series E). The redemption price at maturity is $25 per share plus accrued dividends.

(b)     Common Shares

Issued and outstanding

	June 30, 2008		December 31, 2007		June 30, 2007
	Number	Carrying Value	Number	Carrying Value	Number	Carrying Value

Common shares:
Balance, beginning of year	893,761,639	$4,709	891,151,789	$4,676	891,151,789	$4,676
Issued under Stock Option Plan	659,660	9	2,609,850	33	1,082,557	12

Balance, end of period	894,421,299	$4,718	893,761,639	$4,709	892,234,346	$4,688

10.     Capital Management

At the holding company level, the Company monitors the amount of consolidated capital available, and the amounts deployed in its various operating subsidiaries. The amount of capital deployed in any particular company or country is dependent upon local regulatory requirements as well as the Company’s internal assessment of capital requirements in the context of its operational risks and requirements, and strategic plans.

The Company’s practice is to maintain the capitalization of its regulated operating subsidiaries at a level that will exceed the relevant minimum regulatory capital requirements in the jurisdictions in which they operate.

In Canada, the Office of the Superintendent of Financial Institutions (OSFI) has established a capital adequacy measurement for life insurance companies incorporated under the Insurance Companies Act (Canada) and their subsidiaries, known as the Minimum Continuing Capital and Surplus Requirements (MCCSR).

For Canadian regulatory reporting purposes, capital is defined by OSFI in its MCCSR guideline.
The following table provides the MCCSR information and ratios for The Great-West Life Assurance Company (Great-West Life):

	June 30, 2008	December 31, 2007	June 30, 2007
Capital Available:
Tier 1 Capital

Common shares	$6,116	$6,116	$6,116

Shareholder surplus	5,211	4,672	4,319
Qualifying non-controlling interests	151	152	153

Innovative instruments	636	636	633
Other Tier 1 Capital Elements	1,597	1,337	1,541
Gross Tier 1 Capital	13,711	12,913	12,762

Deductions from Tier 1:
Goodwill & intangible assets in excess of limit	5,702	5,724	5,710
Other deductions	1,321	1,219	1,237
Net Tier 1 Capital	6,688	5,970	5,815

Tier 2 Capital
Tier 2A	310	456	561
Tier 2B allowed	501	502	502

Tier 2C	1,285	1,262	1,226

Tier 2 Capital Allowed	2,096	2,220	2,289

Total Tier 1 and Tier 2 Capital	8,784	8,190	8,104
Less: Deductions/Adjustments	120	101	205
Total Available Capital	$8,664	$8,089	$7,899

Capital Required:
Assets Default & market risk	$1,549	$1,457	$1,328
Insurance Risks	1,707	1,675	1,702
Interest Rate Risks	1,008	888	872
Other	(38)	(76)	(115)
Total Capital Required	$4,226	$3,944	$3,787

MCCSR ratios:
Tier 1	158%	151%	154%
Total	205%	205%	209%

In the United States, GWL&A is subject to comprehensive state and federal regulation and supervision throughout the United States. The National Association of Insurance Commissioners (NAIC) has adopted risk-based capital rules and other financial ratios for U.S. life insurance companies. At the end of 2007 the risk-based capital (RBC) ratio for GWL&A was 594%, well in excess of that required by NAIC.

The capitalization of the Company and its operating subsidiaries will also take into account the views expressed by the various credit rating agencies that provide financial strength and other ratings to the Company.

The Company has also established policies and procedures designed to identify, measure and report all material risks. Management is responsible for establishing capital management procedures for implementing and monitoring the capital plan. The Board of Directors reviews and approves all capital transactions undertaken by management.

11.     Stock Based Compensation

3,115,000 options were granted under the Company’s stock option plan during the second quarter of 2008 and 110,000 options were granted during the first quarter of 2008 (1,749,000 options were granted during the first quarter of 2007, and no options were granted during the second quarter of 2007). The weighted fair value of options granted during the six months ended June 30, 2008 were $3.27 per option ($7.49 per option during the six months ended June 30, 2007). Compensation expense of $6 after-tax has been recognized in the Summary of Consolidated Operations for the six months ended June 30, 2008 ($3 after-tax for the six months ended June 30, 2007).

12.     Pension Plans and Other Post-Retirement Benefits

The total benefit costs included in operating expenses are as follows:

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007

Pension benefits	$21	$12	$34	$24
Other benefits	4	5	7	10

Total	$25	$17	$41	$34

13.     Earning per Common Share

The following table provides the reconciliation between basic and diluted earnings per common share:

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007
(a) Earnings
Net income from continuing operations	$578	$504	$1,203	$976

Net income from discontinued operations	649	54	692	110

Net income	$1,227	$558	$1,895	$1,086

Perpetual preferred share dividends	14	14	28	28

Net income - common shareholders	$1,213	$544	$1,867	$1,058

(b) Number of common shares

Average number of common shares outstanding	894,282,925	892,170,991	894,072,570	891,871,142
Add:

- Potential exercise of outstanding stock options	4,279,498	6,612,015	4,458,404	6,818,203

Average number of common shares outstanding - diluted basis	898,562,423	898,783,006	898,530,974	898,689,345

Basic earnings per common share

From continuing operations	$0.630	$0.549	$1.314	$1.063

From discontinued operations	0.726	0.061	0.774	0.123

	$1.356	$0.610	$2.088	$1.186

Diluted earnings per common share

From continuing operations	$0.627	$0.546	$1.308	$1.055

From discontinued operations	0.723	0.060	0.770	0.122

	$1.350	$0.606	$2.078	$1.177

14.     Accumulated Other Comprehensive Income

	For the six months ended June 30, 2008
	Unrealized foreign exchange gains(losses) on translation of foreign operations	Unrealized gains(losses) on available for sale assets	Unrealized gains(losses) on cash flow hedges	Total	Non- controlling interest	Shareholder
Balance, beginning of year	$(1,801)	$174	$13	$(1,614)	$(81)	$(1,533)

Other comprehensive income	362	(250)	(16)	96	1	95
Income tax	—	65	6	71	—	71
	362	(185)	(10)	167	1	166

Balance, end of period	$(1,439)	$(11)	$3	$(1,447)	$(80)	$(1,367)

	For the six months ended June 30, 2007
	Unrealized foreign exchange gains(losses) on translation of foreign operations	Unrealized gains (losses)on available for sale assets	Unrealized gains(losses) on cash flow hedges	Total	Non- controlling interest	Shareholder
Balance, beginning of year	$(591)	$—	$—	$(591)	$(44)	$(547)

Opening transition adjustment	—	379	—	379	19	360
Income tax	—	(108)	—	(108)	(5)	(103)
	—	271	—	271	14	257

Other comprehensive income	(588)	(159)	(59)	(806)	(64)	(742)
Income tax	—	38	21	59	4	55
	(588)	(121)	(38)	(747)	(60)	(687)

Balance, end of period	$(1,179)	$150	$(38)	$(1,067)	$(90)	$(977)

15.     Reinsurance Transaction

On February 14, 2008, the Company’s indirect wholly-owned Irish reinsurance subsidiary, Canada Life International Re Limited, signed an agreement with Standard Life Assurance Limited, a U.K. based provider of life, pension and investment products, to assume by way of indemnity reinsurance, a large block of U.K. payout annuities. The reinsurance transaction increased premium income, paid or credited to policyholders, funds held by ceding insurers and policy liabilities by $12.5 billion.

16.     Segmented Information

          Consolidated Operations

For the three months ended June 30, 2008

	Canada	United States	Europe	Lifeco Corporate	Total

Income:
Premium income	$2,072	$473	$1,978	$—	$4,523
Net investment income
Regular net investment income	640	330	676	2	1,648
Changes in fair value on held for trading assets	(80)	(387)	(1,128)	—	(1,595)
Total net investment income	560	(57)	(452)	2	53
Fee and other income	277	376	153	—	806

Total income	2,909	792	1,679	2	5,382

Benefits and expenses:
Paid or credited to policyholders	1,916	276	1,292	—	3,484
Other	579	366	143	7	1,095
Amortization of finite life intangible assets	3	6	1	—	10
Net operating income
before income taxes	411	144	243	(5)	793

Income taxes	101	36	50	1	188

Net income before non-controlling
interests	310	108	193	(6)	605

Non-controlling interests	25	—	2	—	27

Net income from continuing operations	285	108	191	(6)	578
Net income from discontinued operations	—	649	—	—	649

Net Income	285	757	191	(6)	1,227

Perpetual preferred share dividends	10	—	4	—	14

Net income - common shareholders	$275	$757	$187	$(6)	$1,213

For the three months ended June 30, 2007

	Canada	United States	Europe	Lifeco Corporate	Total

Income:
Premium income	$1,888	$417	$1,705	$—	$4,010
Net investment income
Regular net investment income	621	337	496	11	1,465
Changes in fair value on held for trading assets	(643)	(225)	(1,059)	—	(1,927)
Total net investment income	(22)	112	(563)	11	(462)
Fee and other income	254	131	169	—	554

Total income	2,120	660	1,311	11	4,102

Benefits and expenses:
Paid or credited to policyholders	1,222	395	933	—	2,550
Other	519	142	192	15	868
Amortization of finite life intangible assets	3	2	1	—	6

Net operating income
before income taxes	376	121	185	(4)	678

Income taxes	75	37	21	(2)	131

Net income before non-controlling interests	301	84	164	(2)	547

Non-controlling interests	34	2	7	—	43

Net income from continuing operations	267	82	157	(2)	504

Net income from discontinued operations	—	54	—	—	54

Net income	267	136	157	(2)	558

Perpetual preferred share dividends	10	—	4	—	14

Net income - common shareholders	$257	$136	$153	$(2)	$544

For the six months ended June 30, 2008

	Canada	United States	Europe	Lifeco Corporate	Total

Income:
Premium income	$4,049	$1,326	$15,938	$—	$21,313
Net investment income
Regular net investment income	1,264	646	1,095	(5)	3,000
Changes in fair value on held for trading assets	(168)	(607)	(1,760)	—	(2,535)
Total net investment income	1,096	39	(665)	(5)	465
Fee and other income	542	754	307	—	1,603

Total income	5,687	2,119	15,580	(5)	23,381

Benefits and expenses:
Paid or credited to policyholders	3,784	1,190	14,794	—	19,768
Other	1,125	762	328	8	2,223
Amortization of finite life intangible assets	7	11	2	—	20
Net operating income
before income taxes	771	156	456	(13)	1,370

Income taxes	182	29	86	—	297

Net income before non-controlling interests	589	127	370	(13)	1,073

Non-controlling interests	44	(175)	1	—	(130)

Net income from continuing operations	545	302	369	(13)	1,203
Net income from discontinued operations	—	692	—	—	692

Net Income	545	994	369	(13)	1,895

Perpetual preferred share dividends	21	—	7	—	28

Net income - common shareholders	$524	$994	$362	$(13)	$1,867

For the six months ended June 30, 2007

	Canada	United States	Europe	Lifeco Corporate	Total

Income:
Premium income	$3,693	$1,020	$4,639	$—	$9,352
Net investment income
Regular net investment income	1,246	694	907	12	2,859
Changes in fair value on held for trading assets	(674)	(188)	(1,482)	—	(2,344)
Total net investment income	572	506	(575)	12	515
Fee and other income	509	267	331	—	1,107

Total income	4,774	1,793	4,395	12	10,974

Benefits and expenses:
Paid or credited to policyholders	2,990	1,241	3,660	—	7,891
Other	1,097	297	363	16	1,773
Amortization of finite life intangible assets	7	5	2	—	14

Net operating income before income taxes	680	250	370	(4)	1,296

Income taxes	119	74	53	(2)	244

Net income before non-controlling interests	561	176	317	(2)	1,052

Non-controlling interests	58	8	10	—	76

Net income - from continuing operations	503	168	307	(2)	976

Net income from discontinued operations	—	110	—	—	110

Net income	503	278	307	(2)	1,086

Perpetual preferred share dividends	21	—	7	—	28

Net income - common shareholders	$482	$278	$300	$(2)	$1,058